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                              [ONEIDA LETTERHEAD]



September 6, 2005

Mr. Terry G. Westbrook
c/o Oneida Ltd.
163-181 Kenwood Avenue
Oneida, New York 13421

Dear Terry:

     This letter agreement (the "Employment Agreement") sets forth our mutual understanding concerning your employment as President and Chief Executive Officer of Oneida Ltd., a New York corporation, and any of its subsidiaries or affiliates (the "Company"), effective as of March 23, 2005 (the "Effective Date").

     1. Term. The initial term of this Employment Agreement shall commence on the Effective Date, and shall end on May 31, 2006, unless earlier terminated in accordance with Section 5 below. This Employment Agreement shall be automatically renewed for additional one year terms thereafter, unless the Company delivers notice of termination at least 60 days prior to the end of the initial term or any renewal term. The period during which this Agreement remains in effect is hereinafter referred to as the "Term".

     2. Title; Reporting; Duties. You shall serve as the President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). You shall also be renominated for election to the Board at the 2005 annual general meeting of shareholders of the Company. You shall have such duties and responsibilities, commensurate with your position, as may be assigned to you from time to time by the Board.

     3. Compensation and Benefits. Subject to the provisions of this Employment Agreement, the Company shall pay and provide you the following compensation and benefits during the Term:

     (a) Base Salary. The Company shall pay you a base salary (the "Base Salary") of $400,000 per annum, payable in accordance with the Company's regular payroll practices, subject to review and increase by the Company's Board of Directors in any extended term of this Agreement.

     (b) Sign-On Bonus. As inducement for your acceptance of employment with the Company, you shall receive a one-time bonus in the amount of $65,000 upon execution of this Employment Agreement.

     (c) Annual Cash Bonus. You shall participate in the Company's Fiscal 2006 Annual Incentive Plan-Cash Bonus Plan (the "AIP") at the same level as other Group 1 employees. For purposes of the AIP and the equity plan described in
Section 3(d) below, your initial Base Salary shall be deemed to be $465,000 per annum.







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     (d) Equity Incentive Compensation; Change in Control. The Company is
currently in the process of establishing a new equity plan to incentivize Senior Executives of the Company. When such equity plan is established, and upon each subsequent grant under such equity plan, you shall be entitled to an award grant at a level appropriate to your position at the Company based upon your Base Salary under Section 3(c) of this Agreement. All unvested awards granted to you under such equity plan shall automatically vest and be delivered upon a Change in Control (as defined in the relevant equity plan and award agreements under which such awards are granted to you) and shall otherwise be subject to such other terms and conditions as are from time to time generally applicable to Senior Executives of the Company. Except in the case of your voluntary election to terminate, if your employment terminates prior to a vesting date, upon such termination you shall be entitled to receive a pro rata portion of the applicable fiscal year's award grant (calculated through the date of termination) which shall vest on the applicable vesting date and be delivered to you on the applicable delivery date under the terms of the equity plan.

     (e) Housing/Rental Car. The Company shall provide you with a furnished apartment and a rental car (or a leased car, if determined by the Company to be more cost-effective), in Oneida, New York ("Oneida").

     (f) Reimbursement of Expenses. The Company shall reimburse you for the cost of air and ground travel for commuting from and to your home in Chicago, Illinois and the Company's headquarters in Oneida, plus the cost of subsistence while in Oneida and the amount of certain incremental costs, up to $500 per month, related to your home in Chicago while in Oneida. In addition, the Company shall reimburse you, upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, for any reasonable and customary expenses, including without limitation the cost of any travel expenses, incurred by you in the fulfillment of your duties hereunder.

     (g) Vacation. You shall be entitled to four (4) weeks paid vacation in accordance with the plans, policies, programs and practices of the Company in effect from time to time and applicable generally to other Senior Executives of the Company.

     (h) Benefits. You shall be included, to the extent eligible, in all the employee benefit plans or programs of the Company as available to other Senior Executives of the Company and such other benefit plans or programs as may be specified by the Board, but in no event shall you participate in, or receive benefits under, the Company's QSERP or Restoration Plan.

     4. Other Payments.

     (a) Extraordinary Services. You shall receive a payment equal to $15,000 for extraordinary services rendered by you as a Director of the Company prior to your becoming President and Chief Executive Officer pursuant to this Employment Agreement, payable in a lump-sum as soon as practicable following the execution of this Employment Agreement.

     (b) Legal Fees and Expenses. The Company shall reimburse you, as soon as practicable upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company, for any reasonable legal fees and expenses up to a total of $7,500, incurred by you in connection with the review and negotiation of this Employment Agreement.






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     5. Termination of Employment.

     (a) Death or Disability. Upon your death or Disability this Agreement shall automatically terminate. For the purposes of this Agreement, "Disability" is defined as Executive's physical or mental inability to perform his material duties for a period of thirty (30) days.

     (b) Termination Generally. The Company shall have the right to terminate your employment at any time and for any reason, and you shall have the right to terminate your employment with the Company at any time and for any reason, provided that thirty (30) days advance notice is provided by the party electing to terminate the Agreement.

     (c) Payments Upon Disability, Termination Without Cause, Resignation for Good Reason, and Failure to Renew. Subject to your execution of a release of claims against the Company in the form attached hereto which you represent has been reviewed by your attorney, if (i) you are terminated due to Disability,
(ii) the Company terminates your employment during the Term for any reason other than for Cause or (iii) you resign from employment with the Company for Good Reason, the Company shall continue to pay you your Base Salary for a period of 180 days following such termination or resignation; provided, however, that only if you are terminated at the end of the initial term pursuant to notice delivered in accordance with Section 1 of this Agreement, the Company shall continue to pay you your Base Salary for a period of only 120 days following such termination. Upon termination for any of the reasons stated in this subsection (c), subject to approval of the Board of Directors of the payment of bonuses under the AIP generally, you shall receive such cash annual bonus amounts that have been earned by you and that are payable to you in accordance with the terms of the AIP. You shall also receive any long term incentive amounts due you and payable in accordance with the terms of any plan related thereto. Notwithstanding the foregoing, any payments you receive pursuant to any short or long term disability benefit plan maintained for you by the Company shall be deducted from the payments that would otherwise be payable to you in the event of your termination by reason of your Disability.

     For purposes of this Employment Agreement, "Cause" shall mean (i) your engaging in illegal conduct or misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company; (ii) your conviction of, or plea of nolo contendere to, a felony, or any perpetration of a common law fraud; (iii) your continued failure or refusal to substantially perform your duties with the Company; or (iv) your material breach of the terms of this Employment Agreement; provided, however, that no event or condition described in (iii) or (iv) above shall constitute Cause unless (x) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by you within 30 days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, you have not taken reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

     For purpose of this Employment Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions without your prior written consent: (i) any material breach by the Company of this Employment Agreement; (ii) any reduction in the salary or any material reduction in the benefits made available to you by the Company; (ii) a material diminution of your responsibilities, position or titles set forth in this Employment Agreement or a change in your reporting responsibility such that you report to someone other than the Board; (iii) failure of the Company to continue to maintain directors and officer's liability insurance Directors and Officers insurance coverage at the present level of coverage; provided, however, that no event or condition described in clauses (i) or (ii) above shall constitute Good Reason unless (x) you give the Company written notice of your intention to






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terminate your employment for Good Reason and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

     (d) Payments Upon Termination For Cause or Resignation Without Good Reason. If your employment is terminated by the Company for Cause or if you resign from employment for other than Good Reason, you shall only be entitled to any earned and unpaid Base Salary and any accrued, but unpaid vacation through the date of such termination or resignation, as applicable, as well as any amounts earned and accrued under any bonus or other benefit plan or program and then-payable under the terms of such plan or program.

     6. Restrictive Covenants.

     (a) Non-Competition. You agree for a period of one (1) year from the termination of your employment with the Company, whichever is later, not to work for, consult for, or be employed by any entity or a subsidiary or affiliate of such entity that sells products which are substantially the same as the products manufactured or sold by the Company during the time of your employment by the Company.

     (b) Non-Solicitation. You agree that during your employment with the Company and for one (1) year following your termination of employment for any reason, you shall not, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, (i) solicit or attempt to solicit, induce to leave, or hire or attempt to hire any person or entity who is at such time, or was during your employment with the Company, an employee, officer, consultant, representative or agent of the Company or (ii) otherwise interfere or attempt to interfere in the relationship of such person with the Company.

     (c) Confidentiality. Except as required by the performance of your duties to the Company or by applicable law, you agree not to, at any time, except with the prior written consent of the Company, (i) directly or indirectly, reveal to any person, entity or other organization (other than the Company or its designated agents) or (ii) use for your own benefit, or for the benefit of a third party, any confidential proprietary or trade secret information, or any other information of the Company that is not generally known or used by the Company's competitors or others in the Company's industry ("Confidential Information") relating to the assets, liabilities, employees, directors, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, marketing data, or other Confidential Information used by, or useful to, the Company and known by you by reason of your employment by, or other association with, the Company. Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes publicly known, other than as a result of a breach of this Agreement by you.

     (d) Blue Penciling. If any court determines that any covenant (or a part thereof) in this Section 6 is uneforceable because of the duration or scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and in its reduced form, such provision shall then be enforced.

     7. Representations. You represent and warrant that you are free of all non-compete agreements and all other agreements or restrictions, whether in writing or oral, that would prevent you from becoming the full-time President and Chief Executive Officer of the Company. You further agree and warrant that you are currently able to perform and fulfill all of






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the anticipated duties and responsibilities of your position, including without limitation, a substantial amount of business travel.

     8. Indemnification. You shall be entitled to indemnification by the Company to the fullest extent of the law. In addition, the Company shall use its best efforts to continue to maintain through the Term Directors and Officers insurance coverage at the present level of coverage.

     9. Officer Certifications. You understand that as Chief Executive Officer of the Company you may be required to execute a representation letter addressed to the Company's auditors with respect to fiscal years 2005 and 2006 and you hereby agree to do so at the request of the Board. You further agree to execute all reports and financial statements of the Company that are now or may hereafter be required by the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder, and all other federal, state or local regulatory authorities. The parties acknowledge and agree that your predecessor as President and Chief Executive Officer shall, to the extent legally permissible, execute representation letters and certifications before you are required to do so by the Company. All of the foregoing certifications shall be subject to your review and revision to account for your reasonable comments and your consultation with counsel for the Company regarding the requirements of applicable law.

     10. Governing Law. This Employment Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

     11. Notices. Any notices required or made pursuant to this Employment Agreement shall be in writing and shall be deemed to have been given when personally delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

                  If to Terry G. Westbrook:
                  Mr. Terry G. Westbrook
                  1160 Pelham Road
                  Winnetka, Illinois 60093

                  If to the Company:
                  Oneida Ltd.
                  163-181 Kenwood Avenue
                  Oneida, New York 13421
                  Attention: Chairman

or to such other address as either party may furnish to the other in writing in accordance with this Section 11. Notice of change of address shall be effective only upon receipt.

     12. Successors. This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors and administrators.

     13. Counterparts. All executed copies of this Employment Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Employment Agreement may be executed in counterparts, each of which shall constitute a single enforceable instrument.

     14. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment






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Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

     15. Withholding. Any payments made or benefits provided to you under this Employment Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.



     Your signature below constitutes your agreement with each provision contained in this Employment Agreement.

                                                   ONEIDA LTD.

                                                   By /s/  Nick White
                                                      --------------------------
                                                      Name: Nick White
                                                      Title:   Director
Accepted and agreed:

/s/ Terry G. Westbrook

Terry G. Westbrook

Date:  September 6, 2005